Exhibit (l) under Form N-1A
                                            Exhibit 99 under Item 601/Reg. S-K

January 10, 2002

Federated Core Trust II, L.P.
Federated Investors Funds
5800 Corporate Drive
Pittsburgh, PA 15237-7000

Ladies and Gentlemen:

With respect to our purchase from you of shares of beneficial interest the "Initial Shares" of each of the following series (each a "Fund") of Federated Core Trust II, L.P. (the "Trust"):

                     International High Income Core Fund

We hereby advise you that we are purchasing the Initial Shares of the Fund for investment purposes with no present intention to dispose of them either through resale to others or redemption by the Trust.

Very Yours Truly,

Investment Company

Name: _________________________

Title: __________________________